Exhibit 99.1

News

CONTACTS:	ANALYSTS Vernon L. Patterson 216.689.0520 Vernon_Patterson@KeyBank.com	MEDIA William C. Murschel 216.471.2885 William_C_Murschel@KeyBank.com

Christopher F. Sikora 216.689.3133 Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEY’S RETIRING CHAIRMAN AND CEO HENRY MEYER WILL ASSUME
ONE-YEAR NON-EXECUTIVE ROLE
CLEVELAND, Mar. 25, 2011 — KeyCorp’s CEO-elect, Beth E. Mooney announced that retiring Chairman and CEO Henry L. Meyer III has agreed to remain with KeyCorp as a non-executive employee for up to one additional year to help facilitate the transition of his industry and community relationships.
     Meyer will focus on maintaining those relationships and will represent KeyCorp on important community projects and in the not-for-profit community. During this period, he will not be a corporate officer or a member of the KeyCorp Board of Directors.
     KeyCorp announced on November 18, 2010, that Meyer will be stepping down from those positions on May 1, 2011, and Mooney will become Chairman and Chief Executive Officer.
     Mooney has asked Meyer to continue as a non-executive employee of KeyCorp for up to one year. “In my first year as CEO, my top priority will be the focused execution of the strategies that will provide growth opportunities and generate significant value for our shareholders. Over his 39 years at Key, Henry has developed a deep network of community and industry contacts, and he will facilitate their transition to the management team. Additionally, Henry’s continued presence will assure strong representation by Key at important organizations,” said Mooney.
     Additional information on the terms of Meyer’s employment after May 1, 2011 is described in a Form 8-K filing with the Securities and Exchange Commission.
     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial service companies, with assets of approximately $92 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/about key.
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